Exhibit 99.1

AIR COMMUNITIES ANNOUNCES SALE OF ITS NEW ENGLAND MULTI-FAMILY PORTFOLIO

DENVER, COLORADO, NOVEMBER 21, 2022 – Apartment Income REIT Corp. ("AIR") (NYSE: AIRC) announced today the sale last week of its New England portfolio of six communities with 1,314 apartment units for $500 million. The disposition price represents a trailing twelve-month NOI cap rate of approximately 4.4%.

John McGrath, Chairman of the AIR Investment Committee, noted: “Since the end of 2020, AIR has completed $2.2 billion of property sales and joint venture transactions at prices averaging 17% above internal estimates of gross asset value as of Q1 2020, which were substantially identical to those prepared and published at that time by Green Street Advisors. Consistent with our paired trade philosophy and focus on accretive growth, we have enhanced our portfolio by reinvesting in approximately $1.7 billion of acquisitions (including Southgate Towers in Miami Beach under contract to close early in 2023), as well as reducing leverage. We expect additional acquisitions to increase the Acquisition Portfolio (properties new to the AIR platform) from 17% of GAV to 30%. We also expect this portfolio will earn unlevered IRRs that exceed by more than 200 basis points the consistently calculated IRRs of the properties sold to fund the acquisitions.”

About AIR

Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 74 communities in 11 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact:

Matthew O’Grady

Senior Vice President, Capital Markets

(303) 691-4566

Mary Jensen

Head of Investor Relations

(303) 691-4349

investors@aircommunities.com